Exhibit 14.1

Odyssey Group International, Inc.

CODE OF ETHICS

Introduction

This Code of Ethics applies to the employees, officers and directors of Odyssey Group International, Inc. and its subsidiaries (referred to herein together collectively as the “Company”). It covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. It is intended to promote honest and ethical conduct at all levels of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code of Ethics also should be provided to and followed by the Company’s agents and representatives, including consultants. This Code of Ethics may be referred to herein from time to time as simply this “Code”.

If a law conflicts with a policy in this Code, then you must comply with the law. However, if a local custom or policy conflicts with this Code, then you must comply with this Code. All variances between local customs or policies and this Code should be brought to the attention of management or our Board of Directors. If you have any question about these conflicts, then you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action. If you are in a situation that you believe may violate or lead to a violation of this Code, then follow the guidelines described in Section 14 of this Code.

COMPLIANCE WITH LAW

1.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics, religion or sexual orientation and unwelcome sexual advances.

3.	Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

FAIR AND HONEST DEALINGS WITH THE COMPANY

4.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or any member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or a board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by our Board of Directors. Conflicts of interest may not always be clear-cut, so, if you have a question, you should consult with senior management or, if you are a director or other member of senior management, the Company’s outside legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.

5.	Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position, without the consent of our Board of Directors. No employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.	Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, although incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets extends to its proprietary information. Proprietary information includes intellectual property such as customer data or information, trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It also could be illegal and result in civil or even criminal penalties.

FAIR AND HONEST DEALINGS WITH COMPETITORS AND OTHERS

7.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance but never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services reflect our ethical obligations. All operations must be conducted in accordance with all applicable regulations. Compliance with all regulations and laws of governing or regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships but not to gain unfair advantage with suppliers and customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value (i.e., it has a value of $50 or less), (d) cannot be construed as a bribe or payoff and (e) does not violate any law or regulation. Please discuss with your supervisor any gift or proposed gift that you are not certain is appropriate.

8. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but also could be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s senior management or outside legal counsel can provide guidance to you in this area.

9.	Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers and customers, except when disclosure is explicitly authorized or required by laws or regulations or approved by senior management. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

FAIR AND HONEST DISCLOSURE TO THE PUBLIC

10.	Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision to buy or sell Odyssey Group International, Inc. stock on the basis of such information is not only unethical but also illegal and subject to possible civil and criminal penalties. If you have any question concerning this, please consult senior management or, if you are a director or other member of senior management, the Company’s outside legal counsel.

11.	Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Human Resources Department.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to email, internal memoranda and formal reports. Records always should be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult senior management or, if you are a director or other member of senior management, the Company’s outside legal counsel.

The Company has adopted specific procedures regarding the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters and the confidential submission by employees of concerns regarding questionable accounting or auditing matters. These procedures are set forth in Exhibit A.

12.	Principal Executive, Financial and Accounting Officers

This Code of Ethics is intended and designed to promote full, fair, accurate, timely and understandable disclosure in the Company’s SEC filings and other public communications. The Company’s Principal Executive, Financial and Accounting Officers (consisting of the Chief Executive Officer and the Chief Financial Officer) hold an especially important and elevated role in corporate governance. They are vested with both the responsibility and authority to protect, balance and preserve the interests of all of the Company’s stakeholders, including stockholders, clients, employees, suppliers and citizens of the communities in which business is conducted. The Principal Executive, Financial and Accounting Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company’s financial organization and by demonstrating the following:

The Principal Executive, Financial and Accounting Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies that:

•	Encourage professional integrity in all aspects of the financial organization by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal or alienation from the financial organization or the enterprise itself.

•	Prohibit and eliminate the occurrence of conflicts between what is in the best interests of the enterprise and what could result in material personal gain for a member of the financial organization, including the Principal Executive, Financial and Accounting Officers.

•	Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

The Principal Executive, Financial and Accounting Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

•	Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Company financial policy.

•	The retention or proper disposal of Company records is in accordance with applicable legal and regulatory requirements.

•	Periodic financial communications and reports are delivered in a manner that facilitates a high degree of clarity of content and meaning so that readers and users can determine their significance and consequence.

PROCEDURES FOR COMPLIANCE WITH THIS CODE OF ETHICS

13.	Compliance Procedures

We all must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense. If something seems unethical or improper, then it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and to discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with senior management or the Chief Executive Officer or the President or, if you are a director or other member of senior management, the Company’s outside legal counsel. If you prefer to write, address your concerns to Odyssey Group International, Inc., Attn: President, 4262 Blue Diamond Road, Suite 201-281, Las Vegas, NV 89139.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, then your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first and act later. If you are unsure of what to do in any situation, then seek guidance before you act.

14.	Reporting Illegal or Unethical Behavior or Violations of this Code

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about any observed illegal or unethical behavior or any violation of this Code of Ethics and otherwise when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

15.	Waivers of this Code of Ethics

Any waiver of this Code for executive officers, directors, employees or consultants may be made only by our Board of Directors and will be promptly disclosed if and as required by law or stock exchange regulation.

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EXHIBIT A

PROCEDURES REGARDING COMPLAINTS ABOUT ACCOUNTING, INTERNAL ACCOUNTING CONTROLS AND AUDITING MATTERS AND THE ANONYMOUS SUBMISSION OF CONCERNS REGARDING QUESTIONABLE ACCOUNTING OR AUDITING MATTERS.

A. Receipt, Retention and Treatment of Complaints.

1.	Receipt.

Any employee who either has a reportable matter or receives a complaint, whether from another employee or any other person, regarding accounting, internal accounting controls or auditing matters (a “Complaint”) shall promptly advise the Chief Executive Officer or any member of the Audit Committee (or, if no Audit Committee has been established, any member of the Board of Directors) of the receipt and substance of the Complaint.

Promptly after the Chief Executive Officer is advised of such a Complaint, the Chief Executive Officer shall inform the Chairperson of the Audit Committee (or Board of Directors) of the substance of the Complaint and forward to the Chairperson copies of any written or other documentation received in connection with the Complaint. Notwithstanding the requirement to inform the Chairperson, however, the Chief Executive Officer may elect not to so inform the Audit Committee (or Board of Directors) if the Chief Executive Officer determines that the Complaint is frivolous or without merit.

2.	Retention.

The Audit Committee (or Board of Directors) shall retain all writings and other documentation received in connection with a Complaint in a secure area for at least five (5) years from the date of receipt.

3.	Treatment.

The Audit Committee (or Board of Directors) shall include the matters raised by the Complaint on the agenda for discussion at its next meeting following the date on which the Chairperson of the Audit Committee (or Board of Directors) receives notification of the Complaint from the Chief Executive Officer. If the Chairperson determines, in the Chairperson’s reasonable judgment, that the matters raised in the Complaint should be addressed before the next regularly scheduled meeting of the Audit Committee (or Board of Directors), then the Chairperson shall call a special meeting of the Audit Committee (or Board of Directors) to be held at a sooner time.

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The Audit Committee (or Board of Directors) may invite the Chief Executive Officer and any other employee, as well as representatives of the Company’s independent auditors and of the Company’s outside legal counsel, to attend all or a portion of the meeting at which a discussion of the Complaint is scheduled. In addition, the Audit Committee (or Board of Directors) may engage independent counsel and other advisors, as it may deem necessary, in evaluating and responding to the Complaint. At the meeting, the Audit Committee (or Board of Directors) shall discuss and evaluate the merits of the Complaint and authorize such responses and follow-up actions, if any, as it deems necessary and appropriate to address the substance of the Complaint.

B. Employee Submissions.

Employees who have any concern regarding questionable accounting or auditing matters should contact any member of the Audit Committee (or Board of Directors).

An employee who desires to raise concerns anonymously may do so by submitting his or her concerns in writing to any member of the Audit Committee (or Board of Directors). Even if an employee submits concerns other than anonymously, the Audit Committee (or Board of Directors) will endeavor to protect the privacy and confidentiality of that employee to the extent possible. In any event, employees will not be subject to reprisal or public embarrassment for making good faith reports of concerns.

All concerns regarding questionable accounting or auditing matters will be treated in the same manner as Complaints received under Section A above (concerning receipt, retention and treatment of Complaints).

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